Exhibit 10.16

[Oaktree Letterhead]

[            ], 2012

[Name]

c/o Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th floor

Los Angeles, CA 90071

Re:	Management Fee Sharing Arrangement

Dear [Name]:

This letter agreement (this “Agreement”) memorializes certain compensation payable to you in connection with your employment by Oaktree Capital Management, L.P., a Delaware limited partnership (along with its affiliates, “Oaktree”) relating to management fees received from funds or accounts managed by Oaktree. This Agreement is based on your providing, and continuing to provide, ongoing services satisfactory to Oaktree on a full-time basis. In exchange, Oaktree will provide you with the compensation as set forth below, subject to the terms and conditions of this Agreement.

1. Fee Sharing Percentage. For so long as you are a full-time employee of Oaktree in good standing, you will be entitled to receive payments (“Fee Sharing Payments”) equal to the percentage listed on Exhibit A (the “Fee Sharing Percentage”) of the Fee Income (as defined below) received by Oaktree from each investment fund and account managed or controlled by Oaktree listed on Exhibit A hereto (each, an “Applicable Fund”), in each case subject to the terms and limitations described herein. For the avoidance of doubt, the foregoing does not grant you a partnership interest in Oaktree Capital Management, L.P. or any management, control or other rights with respect to the Applicable Funds. You shall be entitled to your Fee Sharing Payments within fifteen days following the date on which Oaktree receives the associated management fee payments from the Applicable Fund. Each Fee Sharing Payment will only be made if you are actively employed by or providing services to Oaktree at the time at which such Fee Sharing Payment is to be paid to you. Your entitlement to Fee Sharing Payments shall cease immediately upon the termination of your employment with Oaktree, whether by voluntary resignation, involuntary termination (with or without cause), death, disability or otherwise for any reason. “Fee Income” means the management fees paid by the Applicable Fund to Oaktree in its capacity as investment advisor of such Applicable Fund. The management fee and the amount of any management fee offsets for any Applicable Fund will be determined in accordance with the partnership agreement, separate account agreement, advisory agreement, side letter or other relevant document(s) governing or binding upon the Applicable Fund.

2.	Withholding; Repayments; Tax Treatment.

(a) Oaktree is authorized to deduct and withhold from any amounts otherwise payable or distributable to you any and all amounts required to be deducted or withheld under any applicable law or for expenses paid by Oaktree on your behalf, including all taxes required to be withheld by applicable law. Oaktree makes no representation (and shall not be liable to you) as to the tax treatment of payments made hereunder under applicable tax laws.

(b) Notwithstanding anything herein to the contrary, you agree to repay to Oaktree any amount paid to you in excess of what you should have received under the terms of this Agreement for the following reasons: (i) your receipt of a Fee Sharing Payment in respect of a complete calendar quarter during which your employment or service provider relationship with Oaktree is terminated, (ii) a mistake in calculation or (iii) other administrative error).

(c) Notwithstanding anything herein to the contrary, if as a result of your separation from service, you would receive any payment that, absent the application of this paragraph, would be subject to interest and additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six (6) months after the date of your separation from service, (ii) your death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax. Each of the payments that may be made under this Agreement shall be designated a “separate payment” for purposes of Section 409A It is the intention of the parties that payments or benefits payable hereunder not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to Section 409A of the Code, you and Oaktree shall cooperate to amend your compensation, with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed. If a termination of your employment does not result in a “separation from service” within the meaning of Section 409A of the Code, then for purposes of determining the timing of any payment provided for by this letter agreement, termination shall not be considered to occur until you have incurred such a separation from service. The preceding sentence shall not affect the determination of your entitlement to any payment or benefit, but only the timing thereof.

3. At-Will Employment. You acknowledge and agree that your employment rights shall not be enlarged or guaranteed by reason of any of the provisions of this Agreement. You further acknowledge and agree that you are and will continue to be an “at will” employee of Oaktree, which means that your employment with Oaktree may be terminated at any time by Oaktree with or without cause or notice and for any lawful reason or no reason.

4. Assignment; Designation of Beneficiaries: Except as set forth in this Section 4, the rights and benefits hereunder shall not be assignable or transferable, and any purported transfer, sale, assignment, pledge or other encumbrance or disposition or attachment of any payments or benefits hereunder other than by operation of law, shall not be permitted or recognized. Oaktree Capital Management, L.P. may assign this agreement to its affiliates; provided that no such assignment shall affect in any way the benefits to you or Oaktree contemplated by this Agreement. You agree to take any such actions and to execute any such documents as Oaktree may reasonably request in order to further implement and evidence any such assignment. You may, with the consent of Oaktree, designate in writing, on forms prescribed by and filed with Oaktree, one or more beneficiaries to receive any payments payable after your death and may at any time amend or revoke any such designation; provided that if you designate a person other than your spouse as a beneficiary, your spouse must sign a statement specifically approving such designation. Any payments to which you would be entitled by virtue of this Agreement while alive will be paid, following your death, to the designated beneficiary. If no beneficiary designation is in effect at the time of death, or in the absence of a spouse’s approval as herein above provided, payments to which you are entitled hereunder shall be made to your personal representative.

5. Governing Law. This Agreement shall be construed and enforced, along with any rights, remedies, or obligations provided for hereunder, in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within the State of California; provided that the enforceability of Section 4 above shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and not the laws of the State of California.

6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to Fee Sharing Payments. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto that specifically references this Agreement.

7. Arbitration. You and Oaktree acknowledge and agree that, to the extent permitted by law, any and all disputes, claims or controversies arising out of or relating to the your employment relationship with Oaktree or the termination of that employment relationship (including any claims for harassment, retaliation, or discrimination pursuant to the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or any similar provision of state or federal statutory or common law) shall be submitted to final and binding arbitration before Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The arbitration shall take place in Los Angeles, California, and shall be conducted in accordance with the provisions of JAMS Employment Arbitration Rules and Procedures, or any similar successor, in effect at the time of filing of the demand for arbitration. The arbitration shall be held before and decided by a single neutral arbitrator, experienced in employment matters under California law. You and Oaktree agree to participate in the arbitration in good faith. The arbitrator shall have the power to award any appropriate remedy allowed by applicable law, but shall not have power to modify the provisions of this Section 7, to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in the State of California, and the jurisdiction of the arbitrator is limited accordingly. Unless otherwise determined by the arbitrator, the fees and costs of the arbitrator and the arbitration (but not the parties’ respective individual costs of conducting the arbitration) shall be borne equally by Oaktree and you; provided, that Oaktree shall pay a greater portion (including, if required, all) of the fees and costs of the arbitrator and the arbitration where required by applicable law. The arbitrator shall apply California substantive law, including any applicable statutes of limitation. Adequate discovery shall be permitted by the arbitrator consistent with applicable law and the objectives of arbitration. The award of the arbitrator, which shall be in writing summarizing the basis for the decision, shall be final and binding upon the parties (subject only to limited review as required by law) and may be entered as a judgment in any court having competent jurisdiction, and the parties hereby consent to the jurisdiction of the courts of the State of California. The details, existence and outcome of any such arbitration and any information obtained in connection with any such arbitration (including any discovery taken in connection with such arbitration) shall be kept strictly confidential and shall not be disclosed or discussed with any person not a party to, or witness in, the arbitration; provided that a party may make such disclosures as are required by applicable law or legal process; provided further that a party may make such disclosures to its attorneys, accountants or other agents and representatives who reasonably need to know the disclosed information in connection with any arbitration pursuant to this Section 7 and who are obligated to keep such information confidential to the same extent as such party. If either you or Oaktree, as the case may be, receives a subpoena or other request for information from a third party that seeks disclosure of any information that is required to be kept confidential pursuant to the immediately preceding sentence, or otherwise believes that it may be required to disclose any such information, you or Oaktree, as the case may be, shall (i) promptly notify the other party to the arbitration and (ii) reasonably cooperate with such other party in taking any legal or otherwise appropriate actions, including the seeking of a protective order, to prevent the disclosure or otherwise protect the confidentiality, of such information. For the avoidance of doubt, you and Oaktree agree and acknowledge that future agreements or contracts between you and Oaktree may include arbitration provisions governing disputes, claims or controversies that shall be separate and distinct from any arbitration pursuant to this Section 7.

8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

Sincerely,

OAKTREE CAPITAL MANAGEMENT, L.P.

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGED AND CONFIRMED:

[Name]

Exhibit A